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Exhibit 99:  Press Release

Chell Group Appoints Mark Truman as CFO
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Thursday, November 14, 4:31 pm ET

NEW YORK, Nov. 14/PRNewswire/-- CHELL GROUP CORPORATION (OTC Bulletin Board:
CHEL - News; the "Company"), a technology holding company in business to acquire and grow undervalued technology companies, announced today Mark Truman has been promoted to the position of Chief Financial Officer for the Company. Mark has served as Corporate Controller of Chell Group, and its predecessor Networks North Inc., since 1994 and since 1997 has served as the Company's Corporate Secretary. Previously, Mark served as Canadian Controller and Audit Manager for Arthur Andersen, and as a Financial Consultant to the health care industry.
Mark replaces Don Pagnutti who will be reducing his day-to-day role with the Company but will remain active as a member of the Chell Group Board and serving as a consultant to the Company.

Chell Group CEO Stephen McDermott noted, "We are excited Mark has agreed to accept the CFO role. His substantial experience with our subsidiaries and the public markets ensure the operating continuity we desire. Mark's past experience, combined with his exceptional diligence and insight, makes him the ideal person for the role."

About Chell Group Corporation:

Chell Group Corporation is a technology holding company in business to acquire and grow undervalued technology companies. Chell Group's portfolio includes Logicorp http://www.logicorp.ca, NTN Interactive Network Inc.
http://www.ntnc.com, GalaVu Entertainment Network Inc.

http://www.galavu.com, Engyro Inc. (investment subsidiary) http://www.engyro.com and cDemo Inc. (investment subsidiary) http://www.cdemo.com. For more information on the Chell Group, visit http://www.chell.com.

Forward-looking statements and comments in this press release are made pursuant to safe harbor provisions of the Securities Exchange Act of 1934. Certain statements, which describe Chell Group Corporation's intentions, expectations or predictions, are forward-looking and are subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the acceptance of Internet based application service providers in the consumer market, the impact of rapid technological and market change, general industry and market condition and growth rates.



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